RESIDENTIAL LEASE AGREEMENT

This Lease Agreement (the "Agreement") is made and entered on [CONTRACT_DATE] (the "Effective Date") by and between ARK7 PROPERTIES LLC - SERIES # [ ] (the "Landlord") and [TENANT1], [TENANT2] (the "Tenant").

Subject to the terms and conditions stated below the parties agree as follows:

  Property. Landlord, in consideration of the lease payments provided in this Agreement, leases to Tenant an apartment with [X] bedrooms and [X] bathroom, located at [ADDRESS] (the "Property"). No other portion of the building wherein the Property is located is included unless expressly provided for in this Agreement.
  Term. This Agreement will begin on [MOVE IN DATE] (the "Start Date"), and will continue from that date as a month-to-month tenancy. If at any time Tenant desires to terminate the tenancy, Tenant may do so by providing to Landlord written notice of intention to terminate. Such notice to terminate must be provided to Landlord at least 30 days prior to the desired date of termination of the tenancy. Landlord may terminate the tenancy by giving written notice as provided by law.
  Rent; Lease Payments. "Rent" shall mean all monetary obligations of Tenant to Landlord under the terms of this Agreement, except the Security Deposit.
    Tenant shall pay to Landlord initial monthly base lease payments of $[ ], payable in advance on the first day of each calendar month and is delinquent on the next day. Lease payments shall be made to Landlord at the address of Landlord noted in the Notices provision of this Lease which may be changed from time to time by Landlord. If the Commencement Date of the Lease falls on any day other than the day Rent is payable under this provision, and Tenant has paid one full month's Rent in advance of the Commencement Date, Rent for the second calendar month shall be prorated based on a 30-day period.
    Rent shall be paid by the following methods:
      Personal check
      Money order
      Cashier's check
      Ark7 Rental Apps
    If you choose to pay your rent using personal check, money order, or cashier's check, please make your check payable to Ark7 Inc. and mail it to our company address listed below, before the due date each month: Ark7 Inc. 1 Ferry Building, Suite 201 San Francisco, CA 94111
    If any payment is returned for non-sufficient funds or because Tenant stops payments, then, after that, (i) Landlord may, in writing, require Tenant to pay Rent in cash for three months and (ii) all future Rent shall be paid by cashier's check or money order.
    In the event of roommates, or another form of joint or multiple occupancy, Tenant will be responsible for collecting payment from all parties and submitting a single payment to Landlord. Tenant is responsible for any payment made by mail and not received by the due date stated herein. Mailed lease payments must be received on or before the due date. Lease payments for any partial month will be pro-rated at the rate of 1/30th of the monthly lease payment per day.
    Landlord may apply any payment made by Tenant to any obligation owed by Tenant to Landlord regardless of any dates or directions provided by the Tenant that accompanies a payment. Any Landlord has full discretion to accept or reject payments from or written by third parties. Landlord's acceptance of a payment by a third party does not override the previous statement and Landlord will continue to have full discretion to accept or reject payments submitted or written by third parties. Monthly lease payments received in prior months to which the payment is due will be held by the Landlord uncashed in a secured location and deposited on the first of the month.
  Security Deposit. At the time of the signing of this Lease, Tenant shall pay to Landlord security deposit of $[ ] (the Security Deposit) for the purpose set forth in Civil Code Section 1950.5. No trust relationship between Landlord and Tenant is created because of the Security Deposit and Landlord has full authority to commingle the Security Deposit with other funds of Landlord.
    Landlord may apply all or a portion of the Security Deposit as allowed by law including, but not limited to, (i) Tenant's obligation to restore, replace or return personal property, (ii) cure Tenant's default in payment of Rent (including late charges, non-sufficient funds or other amount due), (iii) repair damage, excluding ordinary wear and tear, caused by Tenant or by a guest or licensee of Tenant, and (iv) clean the Premises, if necessary, upon termination of the tenancy. Landlord shall, within the time period allotted by law, refund any balance after such deductions to Tenant after Tenant has vacated the Premises. For the purposes of this paragraph Tenant will have vacated the Premises when Tenant returns all keys (and garage door openers) to Landlord and has surrendered the Premises. If required by law, Landlord shall pay to Tenant simple interest as directed by law on the amount held as a Security Deposit, so long as tenancy meets or exceeds one year. Payment shall be made by Landlord once a year. At the end of the Lease Landlord may use any unpaid accrued interest to cover any amounts owing my Tenant including but not limited to restoration, repair, cleaning or other amounts owing.
    The balance of the Security Deposit and any unpaid accrued interest, if any, along with full accounting will be mailed to the Tenant at forwarding address provided to the Landlord. If no forwarding address is provided, Landlord will mail to the Premises. Landlord's check may be made to all Tenants regardless of Landlord's knowledge of which Tenant submitted the original Security Deposit. Tenant may NOT apply any portion of the Security Deposit to the last month's rent. If any portion of the Security Deposit is applied by Landlord to any obligations of Tenant at any time during the tenancy Tenant must, upon 5 days written notice, reinstate the Security Deposit to its full original amount.
    Landlord may increase the security deposit at any time without notice up to the maximum allowed by law. Landlord and Tenant agree that the Security Deposit is not rent and therefore not subject to the Rent Ordinance.
    Upon the vacating of the Premises for termination of the lease, Landlord shall have twenty-one (21) days to return the security deposit to Tenant, minus any deductions for damages or other charges, together with an itemized list of any such deductions.
  Possession. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.
  Use of Premises/Absences. Tenant shall occupy and use the Premises as a full-time residential dwelling unit. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.
    No retail, commercial or professional use of the Premises is allowed unless the Tenant receives prior written consent of the Landlord and such use conforms to applicable zoning laws. In such case, Landlord may require Tenant obtain liability insurance for the benefit of Landlord. Landlord reserves the right to refuse to consent to such use in its sole and absolute discretion.
  Smoking. Smoking is prohibited in any area in or on the Premises and on the Property, both private and common, whether enclosed or outdoors. This policy applies to all owners, tenants, guests, employees, and servicepersons. The Tenant will be liable for any damages caused to the Premises or Property due to Tenant or Tenant's visitors or guests smoking in the Premises or Property. Any violation of this policy will be seen as a breach of this contract and Landlord will be entitled to all remedies allowable by law including eviction.
    Notwithstanding any law to the contrary, the growing, cultivation, sale, or use in any form, of marijuana, for any purpose, is not permitted in or about the Premises, at any time, by Tenant, or Tenant's guests, invitees or friends.
    The failure to abide by the provisions of this section shall constitute a material breach of this Agreement and is a just cause for eviction.
  Management. Should the Tenant have any issues or concerns, the Tenant may contact below: Ark7 Properties LLC Address: 1 Ferry Building, Ste 201 San Francisco, CA 94111 Telephone: 415-275-0701 Email: residential@ark7.com
  Occupants. No more than [ ] persons may reside on the Premises unless the prior written consent of the Landlord is obtained.
    This Lease and occupancy of the Premises is binding, individually and severally, on each person(s) specifically named and who signs this Lease, regardless of the named person's occupancy of the Premises.
    Authorized Tenants/Occupants: [TENANT1] [TENANT2]
    Tenant may have guests on the Premises for not over 14 consecutive days or 30 days in a calendar year, and no more than two guests per bedroom at any one time. Persons staying more than 14 consecutive days or more than 30 days in any calendar year shall NOT be considered original tenants of the Premises. Tenant must obtain the prior written approval of Landlord if an invitee of Tenant will be present at the Premises for more than 14 consecutive days or 30 days in a calendar year.
  Furnishings. The following furnishings or appliances will be provided by Landlord:
    Tenant shall return all such items at the end of the lease term in a condition as good as existed at the beginning of the lease term, normal wear and tear excepted.
  Waterbeds. Waterbeds and/or liquid filled furniture are PROHIBITED in accordance with Civil Code Section 1940.5. If the Premises are located in a structure with an original Certificate of Occupancy issued after January 1, 1973 then such furniture may be permitted only upon written consent of Landlord, upon the completion of a Waterbed Agreement which shall become part of this Agreement and subject to continued compliance by Tenant of all provisions therein.
  Keys. Tenant will be given [ ] key(s) to the Premises. If all keys are not returned to Landlord following termination of the Lease, Tenant shall be charged $25.00. Tenant is not permitted to change any lock or place additional locking devices on any door or window of the Premises without Landlord's approval prior to installation. If allowed, Tenant must provide Landlord with keys to any changed lock immediately up installation.
  Lockout. If Tenant becomes locked out of the Premises, Tenant will be charged $50.00 to regain entry.
  Storage. No additional storage space outside the Premises is provided or authorized by this Lease. Tenant shall not store any property in any area outside of the rented Premises at any time.
  Roof/Fire Escapes. Use of the roof and/or the fire escapes by Tenants and/or guests is limited to emergency use only. No other use is permitted, including but not limited to, the placement of personal property.
  Parking. This Lease does not include or provide for parking spaces for motor vehicles or motorcycles anywhere in or about the Premises and or Building.
    The right to parking is included in the Rent charged pursuant to paragraph 3.
    Landlord is not responsible for, nor does Landlord assume any liability for damages caused by fire, theft, casualty or any other cause whatsoever with the respect to any vehicle or its contents.
    There shall be only 1 (one car per designated space to registered tenant of record). No motor vehicles leaking iol or other fluids are permitted at any time.
    No one is to use other registered tenant's parking space if empty at certain times unless given permission to the following by owner: Emergency vehicles, repair service vehicles, utility service vehicles, and owners.
    Any tenant not in their own designated parking spot or guest of said tenants, shall have their vehicle towed away at their own expense.
    Any vehicle that is parked in a respective parking spot and is not running is and will be considered a "Fire hazard" in respect to blocking any needed path by the Fire department or any other "Emergency Department" vehicle needing a clear path to administer any Emergency services needed, and they will be towed away at the respective vehicle owner's expense.
    Guest Vehicles: Any guest vehicles shall not park on the premises and shall be subject to all the rules of the above sections and will be towed away at their own expense.
  Condition of Premises. Tenant has examined Premises and, if any, all furniture, furnishings, appliances, landscaping, and fixtures, include smoke detector(s).
    Tenant acknowledges these items are clean and in operable condition, with the following exceptions: _________________
    Tenant's acknowledgement of the condition of these items is contained in an attached statement of condition (C.A.R. Form MIMO).
    (i) Landlord will Deliver to Tenant a statement of condition (C.A.R. Form MIMO) within 3 days after execution of this Agreement; prior to the Commencement Date; within 3 days after the Commencement Date. (ii) Tenant shall complete and return the MIMO to Landlord within 3 (or ______) days after Delivery. Tenant's failure to return the MIMO within that time shall conclusively be deemed Tenant's Acknowledgement of the condition as stated in the MIMO.
    Tenant will provide Landlord a list of items that are damaged or not in operable condition within 3 (or _____) days after Commencement Date, not as a contingency of this Agreement but rather as an acknowledgment of the condition of the Premises.
    Other: Tenant acknowledges that the apartment is in brand new condition.
  Maintenance. Tenant shall, at its own expense and at all times, maintain the Premises in a clean and sanitary manner, and shall surrender the same at termination hereof, in as good condition as received, normal wear and tear excepted. Tenant shall be responsible for damages caused by its negligence and that of its family, or invitees or guests. Tenant shall maintain any surrounding grounds, including lawns and shrubbery, and keep the same clear of rubbish and weeds, if such grounds are part of the premises and are exclusively for use by Tenant. The Tenant may not make any alterations to the Premises without the consent in writing of the Landlord. Any and all alterations, changes, and/or improvements built, constructed or placed on the Premises by Lessee shall, unless otherwise provided by written agreement between Landlord and Tenant, are and will become the property of Landlord and remain on the Premises at the expiration or earlier termination of this Agreement.
    Except in an emergency, all maintenance and repair requests must be made in writing and delivered to Landlord or its Agent. A repair request will be deemed permission for the Landlord or its Agent to enter the Premises to perform such maintenance or repairs in accordance with Civil Code Section 1954 and ACCESS BY LANDLORD TO PREMISES herein unless otherwise specifically requested, in writing, by Tenant. Tenant may not place any unreasonable restrictions upon Landlords or Landlord's Agents access or entry. Landlord shall have expectation that the Premises is in a safe and habitable condition upon entry.
    Tenant acknowledges that the Premises and the building from time to time may require renovations or repairs to keep them in good condition and repair and that such work may result in temporary loss of use for portions of the building or Premises and may inconvenience Tenant. Tenant agrees that any such loss shall not constitute a reduction in housing services or otherwise warrant a reduction in rent. Further, subject to local law, Tenant agrees, upon demand of Landlord, to temporarily vacate the Premises for a reasonable period, to allow for fumigation (or other methods) to control wood destroying pests or organisms, or other repairs to the Premises. Tenant agrees to comply with all instructions and requirements necessary to prepare Premises to accommodate pest control, fumigation or other work, including bagging or storage of food and medicine and removal of perishables and valuables. Tenant shall only be entitled to a credit of Rent equal to the per diem Rent for the period of time Tenant is required to vacate Premises.
    Tenant further agrees to cooperate in any efforts undertaken by Landlord to rid the Building and the Premises of pests of any kind. Failure of Tenant to cooperate may be deemed an obstruction of the free use of property so as to interfere with the comfortable enjoyment of life or property thereby constituting a nuisance.
    Tenant shall properly use, operate and safeguard the Premises, including if applicable, any landscaping, furniture, furnishings, and appliances, and all mechanical, electrical, gas and plumbing fixtures, and keep them and the Premises clean, sanitary, and well ventilated. Tenant shall be responsible for checking and maintaining all smoke detectors. Tenant shall be responsible for replacing burned out light bulbs. Tenant shall immediately notify Landlord, in writing, of any problem, malfunction, or damage. Tenant shall be charged for all repairs or replacements caused by Tenant, pets, guests, licensees or invitees of Tenant, excluding ordinary wear and tear. Tenant shall be charged for all damage to the Premises as a result of failure to report a problem in a timely manner. Tenant shall be charged for the repair of drain blockages or stoppages, unless caused by defective plumbing parts or tree roots invading sewer lines.
    Tenant should not hang any objects or signs in windows or on the exterior of the building at any time. No BBQ's shall be stored or maintained on the Premises. Burning candles in the apartment is prohibited. Tenant should not place any household items in front of the building either for storage or for someone else to remove. Tenant should not place any personal belongings to be left at or near the sidewalk.
    Tenant agrees to place all trash inside trash containers. Trash containers must be maintained properly. It is mandatory that all trash be placed in plastic trash bags and tied. Should Tenant have an excessive amount of trash or large size items, it shall be Tenant's responsibility to dispose of said items off the property. If trash is placed near the trash containers, management may assess a cleaning charge of $25.00 or more depending on the size of the trash or discarded item(s).
  Utilities and Services.
    Landlord shall be responsible for the following utilities and services in connection with the Premises: _______
    Tenant shall be responsible for the following utilities and services in connection with the Premises: _______
    As material consideration for Landlord entering into this lease, Tenant agrees to pay for their pro rata share of utilities used at the property as set forth herein. Landlord shall allocate utility costs on the basis of ratio utility billing system ("RUBs"), for the utilities provided by Landlord at the property (for purposes of this provision; water, wastewater and sewer service), Landlord will divide the total utility bill which Landlord receives from the East Bay Municipal Utilities District (or its successor in interest), by the number (total of 4) and size (all units same square footage) of units sharing utilities on the property and bill Tenant for their pro rata share (i.e. twenty-five percent (25%)) of the utility costs using this formula, which bill shall be due and payable as rent at the first of the month following Tenant's receipt of an invoice from Landlord via electronic mail, hand delivery, or U.S. Postal Service, Such utilities are billed on a bi-monthly basis (i.e. every two months) so invoices to Tenant will be for two (2) months of utility services at a time.
    Example: EBUMD bills Landlord for 2 months of utilities at the property for a total of $750.00, Tenant's prorated portion of such bill will be 25% OF THE TOTAL BILL (4 UNITS OF EQUAL SQUARE FOOTAGE), OR $187.50, the payment of which will be due on the 1st day of the month following Tenant's receipt of an invoice from Landlord via electronic mail, hand delivery, or U.S. Postal Service.
    In the event that Landlord elects to install submeters at the property, the water service portion of the RUBs formula above shall no longer be used and Tenant shall pay for the water service it uses as determined by readings of the submeter on a monthly or bi-monthly basis (i.e. every two months). Tenant shall still remain responsible for twenty-five percent (25%) of the waste water and sewer service at the property, which shall continue to be billed on a bi-monthly basis (i.e., every two months). In the event that the RUBs formula becomes obsolete or is invalidated, in whole or in part, Landlord shall, in its sole discretion, have the right institute any other lawful RUBs program for reimbursement or recovery of Tenant's utility usage at the property.
    Tenant agrees to comply with any environmental, waste management, recycling, energy conservation, or water conservation programs implemented by Landlord. Tenant shall provide Landlord with proof of accounts established in Tenant's name for all utilities to be paid by Tenant. If utilities at Premises are metered by one or more Master Meters, Landlord reserves the right to measure Tenant's utility consumption through one or more sub-meters, and to bill Tenant for such utility use either directly or through a third party. Tenant understands that the rent paid by all residents is partially determined by the cost of utilities. Nothing contained herein prevents Landlord from passing through to Tenant utility costs as provided by law.
    Landlord shall provide one working telephone line and one working telephone jack into the Premises if required by local regulations or state law. Tenant shall be responsible for any repairs required or charges for service calls on any utility line, accessory or fixture.
    Tenant acknowledges that Landlord has fully explained to Tenant the utility rates, charges and services for which Tenant will be required to pay (if any), other than those to be paid directly to the utility company furnishing the service.
    Landlord shall not be liable to Tenant or to any other person in damages or otherwise, nor shall it be considered a default under this Lease for any interruption or reduction of utilities or services caused by someone other than Landlord, or by Landlord due to circumstances beyond Landlord's reasonable control.
  Neighborhood Conditions. Tenant is advised to satisfy him or herself as to neighborhood or area conditions, including schools, proximity and adequacy of law enforcement, crime statistics, proximity of registered felons or offenders, fire protection, other governmental services, availability, adequacy and cost of any wired, wireless internet connections or other telecommunications or other technology services and installations, proximity to commercial, industrial or agricultural activities, existing and proposed transportation, construction and development that may affect noise, view, or traffic, airport noise, noise or odor from any source, wild and domestic animals, other nuisances, hazards, or circumstances, cemeteries, facilities and condition of common areas, conditions and influences of significance to certain cultures and/or religions, and personal needs, requirements and preferences of Tenant.
  Pets. Unless otherwise provided in local law and regulations, no animal or pet shall be kept on or about the Premises without Landlord's prior written consent.
  Rules/Regulations. Tenant agrees to comply with all reasonable and customary Landlord rules and regulations that are at any time posted on the Premises or delivered to Tenant. Tenant shall not, and shall ensure that guests and licensees of Tenant shall not, disturb, annoy, endanger or interfere with other tenants of the building or neighbors, or use the Premises for any unlawful purposes, including, but not limited to, using, manufacturing, selling, storing or transporting illicit drugs or other contraband, or violate any law or ordinance, or commit a waste or nuisance on or about the Premises.
  Signs. Tenant authorizes Landlord to place FOR SALE/LEASE signs and Ark7 Brandings including related items (e.g. logo, poster, sign, etc.) on the Premises, in a way not blocking the building access or unit's entrance(s), or windows on the Premises.
  Taxes. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:
    Real Estate Taxes. Landlord shall pay all real estate taxes and assessments for the Premises.
    Personal Property Taxes. Landlord shall pay all personal property taxes and any other charges which may be levied against the Premises which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.
  Property Insurance. Landlord and Tenant must each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.
    Tenant's or guest's personal property and vehicles are not insured by Landlord, manager or, if applicable, HOA, against loss or damage due to fire, theft, vandalism, rain, water, criminal or negligent acts of others, or any other cause. Tenant shall comply with any reasonable and customary requirement imposed on Tenant by Landlord's Insurer to avoid: (i) an increase in Landlord's insurance premium (or Tenant shall pay for the increase in premium); or (ii) loss of insurance.
  Late Charge; Returned Checks; Non-Sufficient Funds. Tenant acknowledges either late payment of Rent or issuance of a returned check may cause Landlord to incur costs and expenses, the exact amounts of which are extremely difficult and impractical to determine. These costs may include, but are not limited to, processing, enforcement and accounting expenses, and late charges imposed on Landlord. If any installment of Rent due from Tenant is not received by Landlord after the date due, or if a check is returned, Tenant shall pay to Landlord, respectively, an additional $75.00 due as a Late Charge and a monetary fee of $25.00 as reimbursement of the expenses incurred by Landlord for the first check that is returned to Landlord for lack of sufficient funds and $35.00 for each subsequent check returned for lack of sufficient funds.
    Tenant has a grace period until the end of the 10th day of the month in which the rent is due.
    Landlord and Tenant agree that these charges represent a fair and reasonable estimate of the costs Landlord may incur by reason of Tenant's late or NSF payment. Any Late Charge or NSF fee due shall be paid with the current installment of Rent. Landlord's acceptance of any Late Charge or NSF fee shall not constitute a waiver as to any default of Tenant. Landlord's right to collect a Late Charge or NSF fee shall not be deemed an extension of the date Rent is due under paragraph 3 or prevent Landlord from exercising any other rights and remedies under this Agreement and as provided by law.
    Landlord reserves the right to demand future rent payments by cashier's check, money order or certified funds in the event a check is returned for insufficient funds. Nothing in this paragraph limits other remedies available to the Landlord as a payee of a dishonored check. Landlord and Tenant agree that three (3) returned checks in any 12 month period constitutes frequent return of checks due to insufficient funds and may be considered a just cause for eviction.
  Failure to Pay. Pursuant to Civil Code Section 1785.26, you are hereby notified that a negative credit report reflecting on your credit record may be submitted to a credit reporting agency if you fail to fulfill the terms of your credit obligations, such as your financial obligations under the terms of this Agreement.
  Defaults. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. If Tenant fails to pay rent when due, or perform any provision of this Lease, after not less than three (3) days written notice of such default given in the manner required by law, the Landlord, at his or her option, may terminate all rights of Tenant, unless Tenant, within said time, cures such default within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant. When deemed necessary, Landlord may also elect to cure such default and the cost of such action shall be added to Tenant's financial obligations under this Lease. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.
    If Tenant abandons or vacates the property while in default of the payment of rent, Landlord may consider any property left on the premises to be abandoned and may dispose of the same in any manner allowed by law. In the event the Landlord reasonably believes that such abandoned property has no value, it may be discarded. All property on the premises will be subject to a lien for the benefit of the Landlord securing the payment of all sums due, to the maximum extent allowed by law.
    In the event of a default by Tenant, Landlord may elect to: (a) continue the lease in effect and enforce all its rights and remedies, including the right to recover the rent as it comes due, provided that Landlord's consent to assignment or subletting by the Tenant will not be unreasonably withheld; or (b) at any time, terminate all of Tenant's rights and recover from Tenant all damages it may incur by reason of the breach of the lease, including the cost of recovering the premises, and including the worth at the time of such termination, or at the time of an award if suit to be instituted to enforce this provision, of the amount by which the unpaid rent for the balance of the term exceeds the amount of such rental loss which the Tenant proves could be reasonably avoided.
  Termination Upon Sale of Premises. Notwithstanding any other provision of this Lease, Landlord may terminate this lease upon days' written notice to Tenant that the Premises have been sold.
  Tenant's Obligations Upon Vacating Premises. Upon termination of this Agreement. Tenant shall: (i) give Landlord all keys including the copies or opening devices to Premises, including any common areas; (ii) vacate and surrender the Premises to Landlord, empty of all persons; (iii) vacate any/all parking and/or storage space; (iv) clean and deliver Premises, as specified in paragraph C below, to Landlord in the same condition as referenced in paragraph 17; (v) remove all debris; (vi) give written notice to Landlord of Tenant's forwarding address; and (vii) conduct thorough professional cleaning in accordance with the following guidelines:
    General
      Clean all sinks, showers, and bathtubs thoroughly.
      Clean all floors - mop all hard surface floors (i.e. linoleum, tile, etc.) and stream clean all carpets.
      Wipe down all surfaces, blinds, windowsills, doorframes, etc.
      Wash any marks off walls.
      Restore all walls to the color white.
      Clean closet shelves and rods.
      Clean all doors.
    Kitchen
      Clean inside of oven, oven hoods, and top of stove.
      Wipe down the inside and outside of the refrigerator and freezer.
      Ensure all food items have been removed from the refrigerator, freezer and all cupboards.
      Clean inside all cupboards.
    Windows
      Wash and clean inside of all windows and outside of all first floor windows.
    Front Yard
      Remove all personal property, debris, and unnecessary items.
      Clean all patios, walkways, steps, etc.
    All alterations/improvements made by or caused to be made by Tenant, with or without Landlord's consent, become the property of Landlord upon termination. Landlord may charge Tenant for restoration of the Premises to the condition it was in prior to any alterations/improvements if the alterations/improvements were not approved by the Landlord.
    Right to Pre-Move-Out Inspection and Repairs: (i) After giving or receiving notice of termination of a tenancy (C.A.R. Form NTT), or before the end of a lease, Tenant has the right to request that an inspection of the Premises take place prior to termination of the lease or rental (C.A.R. Form NRI). If Tenant requests such an inspection, Tenant shall be given an opportunity to remedy identified deficiencies prior to termination, consistent with the terms of this Agreement. (ii) Any repairs or alterations made to the Premises as a result of this inspection (collectively, "Repairs") shall be made at Tenant's expense. Repairs may be performed by Tenant or through others, who have adequate insurance and licenses and are approved by Landlord. The work shall comply with applicable law, including governmental permit, inspection and approval requirements. Repairs shall be performed in a good, skillful manner with materials of quality and appearance comparable to existing materials. It is understood that exact restoration of appearance or cosmetic items following all Repairs may not be possible. (iii) Tenant shall: (a) obtain receipts for Repairs performed by others; (b) prepare a written statement indicating the Repairs performed by Tenant and the date of such Repairs; and (c) provide copies of receipts and statements to Landlord prior to termination.
  Breach of Contract; Early Termination. In addition to any obligations established by paragraph 30, in the event of termination by Tenant prior to completion of the original term of the Agreement, Tenant shall also be responsible for lost Rent, rental commissions, advertising expenses and painting costs necessary to ready Premises for re-rental. Landlord may withhold any such amounts from Tenant's security deposit.
  Temporary Relocation. Subject to local law, Tenant agrees, upon demand of Landlord, to temporarily vacate Premises for a reasonable period, to allow for fumigation (or other methods) to control wood destroying pests or organisms, or other repairs to Premises. Tenant agrees to comply with all instructions and requirements necessary to prepare Premises to accommodate pest control, fumigation or other work, including bagging or storage of food and medicine, and removal of perishables and valuables. Tenant shall only be entitled to a credit of Rent equal to the per diem Rent for the period of time Tenant is required to vacate Premises.
  Damage to Premises. If, by no fault of Tenant, Premises are totally or partially damaged or destroyed by fire, earthquake, accident or other casualty that render Premises totally or partially uninhabitable, either Landlord or Tenant may terminate this Agreement by giving the other written notice. Rent shall be abated as of the date Premises become totally or partially uninhabitable. The abated amount shall be the current monthly Rent prorated on a 30-day period. If the Agreement is not terminated, Landlord shall promptly repair the damage, and Rent shall be reduced based on the extent to which the damage interferes with Tenant's reasonable use of Premises. If damage occurs as a result of an act of Tenant or Tenant's guests, only Landlord shall have the right of termination, and no reduction in Rent shall be made.
    If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $10,000.00, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have been rendered untenantable. However, if the damage is not repairable within sixty days, or if the cost of repair is $10,000.00 or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this Lease shall terminate upon twenty days' written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it. Tenant shall give Landlord immediate notice of any damage to the Premises.
  Military Termination Clause. In the event the Tenant is, or hereafter becomes, a member of the United States Armed Forces on extended active duty and hereafter the Tenant receives permanent change of station orders to depart from the area where the Premises are located; is relieved from active duty, retires or separates from the military; or is ordered into military housing, the Tenant may terminate this lease upon giving thirty (30) days; written notice to the Landlord. The Tenant shall also provide to the Landlord a copy of the official orders or a letter signed by the Tenant's commanding officer reflecting the change that warrants termination under this clause. The Tenant will pay prorated rent for any days he or she occupies the dwelling past the first day of the month. Any security deposit will be promptly returned to the Tenant, provided there are no damages to the Premises.
  Habitability. Tenant has inspected the Premises and fixtures (or has had the Premises inspected on behalf of Tenant), and acknowledges that the Premises are in a reasonable and acceptable condition of habitability for their intended use, and the agreed lease payments are fair and reasonable. If the condition changes so that, in Tenant's opinion, the habitability and rental value of the Premises are adversely affected, Tenant shall promptly provide reasonable notice to Landlord.
  Holdover. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the most recent payment amount.
  Cumulative Rights. The rights of the parties under this Lease are cumulative and shall not be construed as exclusive unless otherwise required by law.
  Remodeling or Structural Improvements. Tenant shall be allowed to conduct construction or remodeling (at Tenant's expense) only with the prior written consent of the Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) any such fixtures, and shall restore the Premises to substantially the same condition that existed at the commencement of this Lease.
    Upon prior written consent of Landlord, Tenant may install satellite dishes within the Premises. If allowed, the Satellite Dish must be installed WITHIN the exterior boundaries of the Premises or inside balcony railings or window. The Satellite Dish must be mounted so as to not be visible from the street or in any other way negatively impact the outward appearance of the building.
    The Satellite Dish must be securely and properly mounted in a workman-like manner by a licensed contractor. Installation and maintenance of the Satellite Dish must not damage the Premises or its walls in any way. The Tenant remains strictly liable for any injury or damage to persons or property caused by the satellite dish and Tenant MUST maintain sufficient liability coverage against any such injury or damage. Proof of such insurance MUST BE provided to Landlord, with Landlord listed as an additional insured, prior to approval of installation and upon each renewal of coverage.
  Rooftop. No satellite dishes or other equipment are permitted on the roof at any time.
  Access by Landlord to Premises. Landlord shall have the right to enter the Premises pursuant to local law and regulations and to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. Landlord will provide reasonable notice of its intention to enter the Premises. If Tenant has, after written notice to cease, continued to deny Landlord access to the unit, as required by State law, such failure is a substantial breach of this agreement and is a just cause for eviction. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.
  Indemnity Regarding Use of Premises. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except Landlord's act or negligence. Tenant hereby expressly releases Landlord and/or Agent from any and all liability for loss or damage to Tenant's property or effects whether in the Premises, garage, storerooms or any other location in or about the Premises, arising out of any cause whatsoever, including but not limited to rain, plumbing leakage, fire or theft, except in the case that such damage has been adjudged to be the result of the gross negligence of Landlord, Landlord's employees, heirs, successors, assignees and/or Agents.
  Accommodation. Landlord agrees to and is committed to complying with all applicable laws providing equal housing opportunities. To ensure compliance, Landlord will make reasonable accommodations for the known physical or mental limitations of an otherwise qualified individual with a disability who is an applicant or a tenant, unless undue hardship would result. It is the applicant or tenant's responsibility to make Landlord aware of any required accommodation. In writing, the individual with the disability should specify the nature and effect of the disability and any accommodation he or she needs. If after thoughtful consideration and evaluation, the accommodation is reasonable and will not impose an undue hardship, Landlord will make the accommodation. Landlord reserves the right to require appropriate medical verification of the disability.
  Dangerous Materials. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.
  Asbestos. The Premises may contain asbestos or have original construction materials that contain asbestos.
    Damaging or disturbing the surface of asbestos-containing materials may increase the risk of exposure. Therefore, Tenant and Tenant's guests, contractors or invitees shall not allow any action which may, in any way, disturb asbestos-containing materials or any part of the Premises that may contain asbestos or asbestos-containing materials. Tenant shall notify Landlord immediately if Tenant knows or suspects that an asbestos-containing material has been disturbed or if Tenant becomes aware of any asbestos-containing material that is showing signs of deterioration.
  Compliance with Regulations. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. Tenant shall not use the Premises for any unlawful purpose including, but not limited to, using, storying, or selling prohibited drugs. Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.
  Mechanics Liens. Neither Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the Premises free of all liens resulting from construction done by or for the Tenant.
  Subordination of Lease. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.
  Assignability/Subletting. Tenant may not assign or sublease any interest in the Premises, nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which may be unreasonably withheld. No person other than the named Tenant shall be permitted to regularly or continuously use or occupy the Premises unless Tenant notifies Landlord in writing, signed by every Tenant, stating a request to have a new person occupy the Premises; the prospective occupant completes and provided Landlord with Landlord's rental application; Landlord approves the prospective occupants creditworthiness and references from prior landlords; and Tenant(s) and prospective occupant acknowledge, in writing, receipt of a copy of Section 6.14 of the Rules and Regulations of the San Francisco Rent Ordinance, if applicable, and the new occupant signs Landlord's standard form Sub-Tenancy Agreement for such occupancy before occupying the Premises, which agreement will include a provision that the new occupant will abide by and perform all the obligations of this Agreement. In the event that Landlord consents to any sub-tenancy, Original Tenant may not charge more to the sub-tenant(s) than that proportional share of the rent which is being charged by and paid to Landlord. No action or inaction or acceptance of rent or knowledge on the part of Landlord shall be deemed to be a waiver of the provision of this Paragraph on the part of Landlord and shall not be deemed an approval of any person as a sub-tenant for any purpose.
  Individual Liability. Each person who signs this agreement, whether or not said person is or remains in possession of the Premises, is jointly and severally responsible for the full performance of each and every obligation of this agreement, including, but not limited to, the payment of all rent due and the payment of costs to remedy damages to the Premises regardless of whether such damages were caused by Tenant, Tenant's Guests or Invitees.
  Inspection of Premises. Tenant has inspected the Premises, furnishings and equipment including smoke detectors, where applicable, and finds the Premises to be satisfactory and in good working order. All plumbing, heating and electrical systems are operative and deemed satisfactory by Tenant if Landlord is not notified in writing to the contrary within 48 hours of occupancy of the Premises.
  Nuisance. Tenant agrees to be considerate of other tenants and neighbors at all times. Tenant agrees not to commit, nor permit to be committed, any waste or nuisance, upon in or about the Premises, nor shall Tenant create or permit a substantial interference with the comfort, safety, or enjoyment of Landlord, other tenant(s) or occupants of the property or their Agents, guests and/or invitees and the neighbors. Some rules related to the aforementioned substantial interference include, but not limited to, (i) No loud music at any time and (ii) No objectionable noise after 10:00 p.m. Waste, nuisance, and substantial interference are substantial violations of a material term of the tenancy and constitute just cause for eviction.
  Lead Disclosure. Many homes and apartments built before 1978 have paint that contains lead (called lead-based paint). Lead from paint chips and dust can pose serious health hazards if not taken care of properly. The law requires that tenants and lessees receive certain information before renting pre-1978 housing. By signing this Lease, Tenant represents and agrees that Landlord has provided Tenant with such information, including, but not limited to the EPA Booklet Entitled Protect Your Family From Lead In Your Home, Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards, and San Francisco Lead Hazard Notice for Pre-1978 Dwellings.
  Mold/Mildew. Landlord endeavors to maintain the highest quality living environment for the Tenant. Except as may be noted at the time of Tenant's move in inspection, Tenant agrees that the Premises is being delivered free of know damp or wet building materials ("mold") or mildew. Tenant acknowledges and agrees that (i) mold can grow if the Premises is not property maintained; (ii) moisture may accumulate inside the Premises if it is not regularly aired out; (iii) if moisture is allowed to accumulate, it can lead to the growth of mold; and (iv) mold may grown even in a small amount of moisture. Tenant acknowledges and agrees to maintain the Premises in a manner that prevents the occurrence of, and infestation of mold or mildew in the Premises. Tenant agrees to uphold this responsibility in part by complying with the list of responsibilities listed below. By signing this Lease, Tenant represents and agrees that Landlord has provided Tenant with such information and that Tenant's agreement to do so is part of Tenant's material consideration in Landlord's agreement to rent the Premises to Tenant. Accordingly, Tenant agrees to the following responsibilities:
    Maintain the Premises free of dirt, debris and moisture that can harbor mold;
    Clean any mildew or mold that appears with an appropriate cleaner designed to kill mold;
    Clean and dry any visible moisture on windows, walls and other surfaces, including personal property as quickly as possible; (Note: Mold can grow on damp surfaces within 24 - 48 hours.)
    Use reasonable care to close all windows and other openings in the Premises to prevent water from entering the Premises;
    Regularly allow air to circulate in the living areas and unit. Use exhaust fans, if any, in the bathroom(s) and kitchen while using those facilities and notify Landlord of any inoperative exhaust fans;
    Immediately notify Landlord of any water intrusion, including but not limited to, roof or plumbing leaks, drips or "sweating pipes";
    Immediately notify Landlord of overflows from bathroom, kitchen or laundry facilities;
    Immediately notify Landlord of any significant mold growth on surfaces in the Premises;
    Allow Landlord to enter the Premises to make inspections regarding mold and ventilation;
    Tenant agrees to indemnify and hold harmless the Landlord from any actions, claims, losses, damages, and expenses, including, but not limited to, attorney's fees that the Landlord may sustain or incur as a result of the negligence of the Tenant or any guest,licensee, invitee or other person living in, occupying, or using the Property.
    If Tenant fails to comply with the terms of this terms of this above listed responsibilities, it is considered a material breach of the Lease Agreement.
  Notice. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed to the party at the appropriate address set forth below. Such addresses may be changed from time to time by either party by providing notice as set forth below. Notices mailed in accordance with these provisions shall be deemed received on the third day after posting.
    LANDLORD: ARK7 PROPERTIES LLC - SERIES # [______] 1 Ferry Building, Ste 201 San Francisco, CA 94111
    TENANT: Such addresses may be changed from time to time by either party by providing notice as set forth above.
  Governing Law. This Lease shall be construed in accordance with the laws of the State of California.
  Subrogation. To the maximum extent permitted by insurance policies which may be owned by the parties, Landlord and Tenant waive any and all rights of subrogation against each other by which might otherwise exist.
  Fair Housing. Landlord and Tenant understand that the state and federal housing laws prohibit discrimination in the sale, rental, appraisal, financing or advertising of housing on the basis of race, color, religion, sex, sexual orientation, marital status, national origin, ancestry, familial status, source of income, age, mental or physical disability, immigration or citizenship status.
  Entire Agreement/Amendment. This Lease contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.
  Severability; Waiver. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.
  Time of Essence. Time is of the essence with respect to the execution of this Lease.
  Estoppel Certificate. Tenant shall execute and return a tenant estoppel certificate delivered to Tenant by Landlord or Landlord's agent within 3 days after its receipt. Failure to comply with this requirement shall be deemed Tenant's acknowledgment that the estoppel certificate is true and correct, and may be relied upon by a lender or purchaser.
  Tenant Representation; Credit. Tenant represents and warrants that all statements in Tenant's rental application are accurate. Tenant authorizes Landlord and any broker to obtain Tenant's credit report periodically during the tenancy in connection with the modification or enforcement of this Lease. Landlord may cancel this Lease (i) before occupancy begins, (ii) upon disapproval of the credit report(s), or (iii) at any time, upon discovering that information in Tenant's application is false.
  Binding Effect. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.
  Dispute Resolution. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation, the parties will resolve the dispute using the below Alternative Dispute Resolution (ADR) Procedure, unless the dispute or controversy meets the requirements to be brought before California's small claims court or is an unlawful detainer proceeding.
    Any controversies or disputes arising out of or relating to this Agreement, other than those excepted above, will be submitted to mediation in accordance with any statutory rules of mediation for the State of California. If mediation does not successfully resolve the dispute, then the parties may proceed to seek an alternative form of resolution in accordance with any other rights and remedies afforded to them by law.
  Time of Essence; Entire Contract; Changes. Time is of the essence. All understandings between the parties are incorporated in this Agreement. Its terms are intended by the parties as a final, complete and exclusive expression of their Agreement with respect to its subject matter, and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement. If any provision of this Agreement is held to be ineffective or invalid, the remaining provisions will nevertheless be given full force and effect. Neither this Agreement nor any provision in it may be extended, amended, modified, altered or changed except in writing. This Agreement and any supplement, addendum or modification, including any copy, may be signed in two or more counterparts, all of which shall constitute one and the same writing.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Agreement in the manner prescribed by law as of the Effective Date.

LANDLORD:

ARK7 PROPERTIES LLC} - SERIES # [______]

Dated:

TENANTS:

Signature:

Name: [TENANT1]

Dated:

Signature:

Name: [TENANT2]

Dated: